Exhibit 99.8(c)

PARTICIPATION AGREEMENT

Among

MONY LIFE INSURANCE COMPANY

EQ ADVISORS TRUST

and

AXA DISTRIBUTORS, LLC

THIS AGREEMENT, made and entered into to be effective as of the 1st day of October, 2013, by and among MONY LIFE INSURANCE COMPANY (the “Company”), a New York life insurance company, on its own behalf and on behalf of its separate accounts (the “Accounts”); EQ Advisors Trust, a business trust organized under the laws of Delaware (the “Trust”); and AXA DISTRIBUTORS, LLC (the “Distributor”), a Delaware limited liability company (the “Distributor”).

WHEREAS, upon the closing of the transactions contemplated by that certain Master Agreement, dated as of April 10, 2013, by and among AXA Equitable Financial Services, LLC, a Delaware limited liability company (“Seller”), AXA Financial, Inc., a Delaware corporation, and Protective Life Insurance Company, an insurance company organized under the laws of the State of Tennessee (“Purchaser”), Seller will sell to Purchaser, and Purchaser will purchase, all of the issued and outstanding shares of common stock of the Company (the “Transaction”);

WHEREAS, by virtue of the Transaction, the Company is entering into a new Participation Agreement with the Trust, which supersedes any prior Participation Agreement between the Company and the Trust; and

WHEREAS, the Trust engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts (collectively, the “Variable Insurance Products”) to be offered by insurance companies (hereinafter “Participating Insurance Companies”); and

WHEREAS, the beneficial interest in the Trust is divided into several series of shares, each designated a “portfolio” and representing the interest in a particular managed portfolio of securities and other assets and each portfolio is divided or may be divided into one or more classes of shares (the “Classes”); and

WHEREAS, one or more portfolios or Classes thereof may be made available by the Trust to serve as funding vehicles for Participating Insurance Companies and their separate accounts funding Variable Insurance Products; and

WHEREAS, the Trust is able to rely on an order from the Securities and Exchange Commission (hereinafter the “SEC”) granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans as defined in Treas. Reg. §1.817-5(3)(iii) (“Qualified Plans”) (hereinafter the “Mixed and Shared Trusting Exemptive Order”); and

WHEREAS, the Trust is registered as an open-end management investment company under the 1940 Act and shares of the portfolios are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (the “1934 Act”) and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Company has issued and plans to continue to issue certain variable life insurance policies and/or variable annuity contracts supported wholly or partially by the Accounts (the “Contracts”), and the Contracts are listed on Schedule A attached hereto and incorporated herein by reference, as such schedule may be amended from time to time by mutual written agreement of the parties; and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company or through properly delegated authority, and divided into subaccounts, to set aside and invest assets attributable to the Contracts; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios listed on Schedule B attached hereto and incorporated herein by reference, as such schedule may be amended from time to time by mutual written agreement of the parties (the “Portfolios”), on behalf of the Accounts to Trust the Contracts, and the Distributor is authorized to sell such shares to unit investment trusts such as the Accounts at net asset value; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company also intends to continue to purchase shares in other open-end investment companies or series thereof not affiliated with the Trust (the “Unaffiliated Trusts”) on behalf of the Accounts to Trust the Contracts.

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Trust and the Distributor agree as follows:

ARTICLE I. Sale of Trust Shares

1.1.                            The Distributor agrees to sell to the Company those shares of the Portfolios which the Account orders, executing such orders on each Business Day at the net asset value next computed after receipt by the Trust or its designee of the order for the shares of the Portfolios, subject to the terms and conditions set forth in the Trust’s then-current prospectus. For purposes of this Section 1.1, the Company shall be the designee of the Trust for receipt of such orders and receipt by such designee shall constitute receipt by the Trust, provided that the Trust receives notice of any such order by 10:00 a.m. Eastern time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which a Portfolio calculates its net asset value pursuant to the rules of the SEC and the Trust’s then-current prospectus.

1.2.                            The Trust agrees to make shares of the Portfolios available for purchase at the applicable net asset value per share by the Company and the Accounts on those days on which the Trust calculates its Portfolios’ net asset value pursuant to rules of the SEC, and the Trust shall calculate such net asset value on each day on which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Trust may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trust acting in good faith, necessary or appropriate in the best interests of the shareholders of such Portfolio. All orders received by the Company shall be subject to the terms of the then current prospectus of the Trust, including the Trust’s excessive trading policies. The Company shall use its best efforts, and shall reasonably cooperate with, the Trust to enforce stated prospectus policies regarding transactions in Portfolio shares. The Company acknowledges that orders received by it in material violation of the Trust’s stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or the Contract owner as a result of such cancellation. In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading, or other factors.

1.3.                            The Trust will not sell shares of the Portfolios to any other Participating Insurance Company separate account unless an agreement containing provisions the substance of which are the same as Sections 2.1, 2.2 (except with respect to designation of applicable law), 3.5, 3.6, 3.7, and Article VII of this Agreement is in effect to govern such sales.

1.4.                            The Trust agrees to redeem for cash, on the Company’s request, any full or fractional shares of the Portfolios held by the Company, executing such requests on each Business Day at the net asset value next computed after receipt by the Trust or its designee of the request for redemption. For purposes of this Section 1.4, the Company shall be the designee of the Trust for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Trust, provided that the Trust receives notice of any such request for redemption by 10:00 a.m. Eastern time on the next following Business Day.

1.5.                            The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Trust’s shares may be sold to other Participating Insurance Companies (subject to Section 1.3) and the cash value of the Contracts may be invested in other investment companies.

1.6.                            In the event of net purchases, the Company shall pay for Trust shares by 1:00 p.m. Eastern time on the next Business Day after an order to purchase Trust shares is received in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire and/or by a credit for any shares redeemed the same day as the purchase.

1.7.                            The Trust shall pay and transmit the proceeds of redemptions of Trust shares by 1:00 p.m. Eastern Time on the next Business Day after a redemption order is received in accordance with Section 1.4 hereof; provided, however, that the Trust may delay payment in extraordinary circumstances to the extent permitted under Section 22(e) of the 1940 Act. Payment shall be in federal Trusts transmitted by wire and/or a credit for any shares purchased the same day as the redemption.

1.8.                            Issuance and transfer of the Trust’s shares will be by book entry only. Stock certificates will not be issued to the Company or the Accounts. Shares purchased from the Trust will be recorded in an appropriate title for the relevant Account or the relevant sub-account of an Account.

1.9.                            The Trust shall furnish same day notice (by electronic communication or telephone, followed by electronic confirmation) to the Company of any income, dividends or capital gain distributions payable on a Portfolio’s shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Trust shall notify the Company by the end of the next following Business Day of the number of shares so issued as payment of such dividends and distributions.

1.10.                     The Trust shall make the net asset value per share for each Portfolio available to the Company on each Business Day as soon as reasonably practicable after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time. In the event of an error in the computation of a Portfolio’s net asset value per share (“NAV”) or any dividend or capital gain distribution (each, a “pricing error”), the Trust shall notify the Company as soon as possible after discovery of the error. Such notification may be oral, but shall be confirmed promptly in writing. A pricing error shall be corrected in accordance with the Trust’s policies and procedures, which comply in all material respects with applicable law. However, if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than (a) $0.01 or (b) 1/2 of 1% of the Portfolio’s NAV at the time of the error, then the Distributor or AXA Equitable Funds Management Group, LLC, the Trust’s investment manager (“Adviser”), shall reimburse the Portfolio for any loss (without  taking into consideration any positive effect of such error) and shall reimburse the Company for the costs of adjustments made to correct Contract owner accounts in accordance with the provisions of Schedule C. If an adjustment is necessary to correct a material error (as described below) which has caused Contract owners to receive less than the amount to which they are entitled, the number of shares of the applicable sub-account of such Contract owners will be adjusted and the amount of any underpayments shall be credited by the Adviser to the Company for crediting of such amounts to the applicable sub-accounts of such Contract owners. Upon notification by the Trust or Adviser of any overpayment due to a material error, the Company shall promptly remit to the Adviser any overpayment that has not been paid to Contract owners. In no event shall the Company be liable to Contract owners for any such adjustments or underpayment amounts. A pricing error within categories (a) or (b) above shall be deemed to be “materially incorrect” or constitute a “material error” for purposes of this Agreement. The standards set forth in this Section 1.10 are based on the parties’ understanding of the views expressed by the staff of the SEC as of the date of this Agreement. In the event the views of the SEC staff are later modified or superseded by SEC or judicial interpretation, the parties shall amend the foregoing provisions of this Agreement to comport with the then-currently acceptable standards, on terms mutually satisfactory to all parties.

ARTICLE II. Representations and Warranties

2.1.                            The Company represents and warrants that: (a) Contracts or interests in the Accounts are or will be registered under the 1933 Act, or are not so registered in proper reliance upon an exemption from such registration requirements; (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with state insurance suitability requirements.

2.2.                            The Company represents and warrants that: (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established each Account prior to any issuance or sale of units thereof as a separate account under New York law; and (c) it has registered each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts and will maintain such registration for so long as any Contracts are outstanding as required by applicable law or, alternatively, the Company has not registered one or more Accounts in proper reliance upon an exclusion from such registration requirements.

2.3.                            The Trust represents and warrants that: (a) the Trust shares sold pursuant to this Agreement shall be registered under the 1933 Act; (b) the Trust shares sold pursuant to this Agreement shall be duly authorized for issuance and sold in compliance with all applicable state and federal securities laws including without limitation the 1933 Act, the 1934 Act, and the 1940 Act; (c) the Trust is and shall remain registered under the 1940 Act; and (d) the Trust shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.

2.4.                            The Trust represents and warrants that it has adopted a plan pursuant to Rule 12b-l under the 1940 Act. The parties acknowledge that the Trust reserves the right to modify its existing plan or to adopt additional plans pursuant to Rule 12b-1 under the 1940 Act and to impose an asset-based or other charge to finance distribution expenses as permitted by applicable law and regulation. The Trust agrees to comply with applicable provisions and SEC interpretation of the 1940 Act with respect to any distribution plan.

2.5.                            The Trust represents and warrants that it shall register and qualify the shares for sale in accordance with the laws of the various states if and to the extent required by applicable law.

2.6.                            The Trust represents and warrants that it is lawfully organized and validly existing under the laws of the State of Delaware and that it does and will comply in all material respects with the 1940 Act.

2.7.                            The Trust will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing or anything contained in Article VI of this Agreement, the Trust represents and warrants that each Portfolio of the Trust will comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting these provisions). In the event the Trust should fail to so qualify, it will take all reasonable steps (a) to notify the Company of such breach and (b) to resume compliance with such diversification requirement within the grace period afforded by Treasury Regulations 1.817-5.

2.8.                            The Trust makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states, except that the Trust represents that the investment objectives, policies, fees and expenses of each of the Portfolios and classes thereof are and shall at all times remain in compliance with the insurance laws of the State of New York, and the Trust and the Distributor severally represent that their respective operations are and shall at all times remain in compliance, in all material respects, with the insurance laws of the State of New York to the extent required to perform their respective obligations under this Agreement.

2.9.                            The Distributor represents and warrants that it is and shall remain duly registered as a broker-dealer under all applicable federal and state securities laws and is a member in good standing with FINRA, and that it shall perform its obligations for the Trust in compliance in all material respects with the laws of any applicable state and federal securities laws.

2.10.                     The Company and the Trust represent and warrant that all of their respective officers, employees, investment managers and investment advisers, and other individuals or entities dealing with the money and/or securities of the Trust are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage in an amount not less than the minimal coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.11.                     The Fund and the Adviser represent, warrant, and covenant: (i) that each Portfolio has elected, or intends to elect, to be taxed as a “regulated investment company” within the meaning of Section 851(a) of the Code and will be managed in accordance with Subchapter M of the Code, and (ii) to notify the Company upon having a reasonable basis for believing that the Fund or any Portfolio has ceased to comply, or might not so comply, with the aforesaid classification as a “regulated investment company”.

2.12.                     The Trust represents and warrants that it will provide the Company with as much advance notice as is reasonably practicable of any material change affecting the Portfolios (including, but not limited to, any material change in the registration statement or prospectus affecting the Portfolios) and any proxy solicitation affecting the Portfolios and consult with the Company in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expense by implementing them in conjunction with regular annual updates of the prospectus for the Contracts where reasonably practicable.

2.13.                     The Company represents and warrants, for purposes other than diversification under Section 817 of the Internal Revenue Code of 1986 as amended (the “Code”), that the Contracts are currently and at the time of issuance will be treated as annuity contracts or life insurance policies under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify the Trust and the Distributor immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. In addition, the Company represents and warrants that each Account is a “segregated asset account” and that interests in each Account are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. The Company will use every effort to continue to meet such definitional requirements, and it will notify the Trust and the Distributor immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future. The Company represents and warrants that it will not purchase Trust shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.

2.14.                     The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements. In addition, the Company represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

2.15.                     The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable laws, rules and regulations relating to consumer privacy, including, but not limited to, Regulation S-P.

2.16.                     The Company represents and warrants that it has adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures (“Late Trading Procedures”) reasonably designed to ensure that any and all orders relating to the purchase, sale or exchange of Trust shares communicated to the Trust to be treated in accordance with Article I of this Agreement as having been received on a Business Day, have been received by the Valuation Time on such Business Day and were not modified after the Valuation Time, and that all orders received from Contract owners but not rescinded by the Valuation Time were communicated to the Trust or its agent as received for that Business Day. “Valuation Time” shall mean the time as of which the Trust calculates net asset value for the shares of the Portfolios on the relevant Business Day.

2.17.                     Each transmission of orders by the Company shall constitute a representation by the Company that such orders are accurate and complete and relate to orders received by the Company by the Valuation Time on the Business Day for which the order is to be priced and that such transmission includes all orders relating to Trust shares received from Contract owners but not rescinded by the Valuation Time. The Company agrees to provide the Trust or its designee with a copy of the Late Trading Procedures and such certifications and representations regarding the Late Trading Procedures as the Trust or its designee may reasonably request. The Company will promptly notify the Trust in writing of any material change to the Late Trading Procedures.

2.18   (a)                        Company agrees to provide the Trust, or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) or mutually acceptable Securities and Exchange Commission (“SEC”) approved identifier, and the Contract owner number or participant account number associated with the Contract owner, if known, of any or all shareholder(s) of Trust, and the amount, date and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of shares initiated by a shareholder (a “Shareholder Initiated Transaction”, as defined below) held through an account maintained on behalf of the Company during the period covered by the request.

(i)                                     Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. Trust, or its designee, may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by Trust.

(ii)                                  Requests for Contract owner information shall be made no more frequently than quarterly except as Trust deems necessary to investigate compliance with policies established by Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by Trust.

(iii)                               Company agrees to provide, promptly upon request of Trust, or its designee, the information specified in Section 2.18(a)(i). If requested by Trust, or its designee, Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2.18(a)(i) is itself a financial intermediary (“indirect intermediary”) and, upon further request of Trust, or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 2.18(a)(i) for those Contract owners who hold an account with an indirect intermediary or (ii) restrict the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by Trust. Company additionally agrees to inform Trust, or its designee, whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. Notwithstanding the foregoing, the parties acknowledge that the Company’s ability to execute Trust’s instructions may be limited by certain contractual obligations contained in the Contracts, certain rights contained in the Contract prospectuses, and/or applicable state insurance laws and regulations. If pursuant to any such limitation, the Company reasonably believes that it is prevented from complying with a request from Trust to prohibit trading, the Company will notify Trust within three days of receiving such request and will work cooperatively with Trust to determine whether other actions may be taken by the Company in order to protect Trust shareholders from dilution of the value of outstanding securities issued by the Trust, including restricting purchase and exchange activity by accepting purchase or exchange requests via US mail only.

(iv)                              Trust shall not use any of the information provided pursuant to this Paragraph 2.18 (“Product Owner Information”) for any purpose other than to comply with the provisions of Rule 22c-2 of the Investment Company Act of 1940 (“Rule 22c-2”). Trust will hold all Product Owner Information in confidence and will not disclose any of such information to any other person without the prior written consent of the Company except as required by law. Trust warrants and represents that it has developed and implemented and will maintain appropriate policies and procedures relating to administrative, technical and physical safeguards (i) to ensure the confidentiality of Product Owner Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of Product Owner Information; (iii) to protect against unauthorized access to or use of Product Owner Information; (iv) to dispose of Product Owner Information in compliance with applicable laws and regulations and (v) to provide appropriate training to all of its personnel handling Product Owner Information in connection with the implementation of its information security policies and procedures. Trust will regularly audit and review its information security policies and procedures to ensure their continued effectiveness and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, customer information systems or threats or hazards to product Owner Information. In the event that Trust discovers, is notified or has a reasonable basis to believe that any Product Owner Information has been acquired by a third party without proper authorization, Trust promptly will notify Company of such improper authorization, cooperate with Company to notify all affected customers, law enforcement agencies and/or governmental regulators who are required to be notified of such improper authorization by law or regulation and shall take all reasonable steps to mitigate any damage resulting from such unauthorized disclosure. Trust shall indemnify and hold harmless the Company and the owners of its variable insurance products from and against any and all losses, claims, damages, liabilities (including amounts paid in written settlement with the written consent of the Company) or litigation (including legal and other expenses) to which they may become subject as a result of such unauthorized acquisition. The provisions of this section will survive the termination of this Agreement.

(b)                                 Company agrees to execute written instructions from Trust, or its designee, to restrict further purchases or exchanges of shares by a Contract owner that has been identified by Trust, or its designee, as having engaged in Shareholder-Initiated Transactions of the shares (directly or indirectly through the Company’s account) that violate policies established by Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust. Notwithstanding the foregoing, the parties acknowledge that the Company’s ability to execute Trust’s instructions may be limited by certain contractual obligations contained in the Contracts, certain rights contained in the Contract prospectuses, and/or applicable state insurance laws and regulations. If pursuant to any such limitation, the Company reasonably believes that it is prevented from complying with a request from Trust to prohibit trading, the Company will notify Trust within three days of receiving such request and will work cooperatively with Trust to determine whether other actions may be taken by the Company in order to protect Trust shareholders from dilution of the value of shares issued by the Trust, including restricting purchase and exchange activity by accepting purchase or exchange requests via US mail only.

(i)                                     Instructions to restrict or prohibit trading must include the TIN, ITIN, GII or mutually acceptable SEC approved identifier, and the specific individual Contract owner number or participant account number associated with the Contract owner, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GII or mutually acceptable SEC approved identifier, or specific individual Contract owner number or participant account number associated with the Contract owner is not known, the instructions must include an equivalent identifying number of the Contract owner(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)                                  The Company agrees to execute instructions as soon as reasonably practicable, but not later than ten (10) business days after receipt by the Company of the instructions.

(iii)                               The Company must provide written confirmation to the Trust that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(c)          For purposes of this Section 2.18:

(i)                                     The term “Trust” includes the Adviser and the Trust’s Transfer Agent, but does not include any “excepted Trusts” as defined in Rule 22c-2(b) under the 1940 Act.

(ii)                                  The term “Contract owner” means holder of interests in a variable annuity or variable life insurance Contract issued by the Company.

(iii)                               The term “written” includes electronic writings and facsimile transmissions.

(iv)                              The term “Shareholder-Initiated Transaction” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract into or out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) pursuant to a Contract death benefit as a one-time step-up in Contract value; (iv) to allocate assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; (v) as pre-arranged transfers at the conclusion of a required free look period; (vi) automatically pursuant to a contractual or systematic program or enrollments such as transfer of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (vii) as a result of any deduction or charge or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (viii) as a result of payment of a death benefit from a Contract.

2.19                        Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or board action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

ARTICLE III. Prospectuses and Proxy Statements; Voting

3.1.                            At least annually, the Trust or Distributor shall provide the Company with as many copies of the Trust’s current prospectus as the Company may reasonably request, with expenses to be borne in accordance with Schedule C hereof. If requested by the Company in lieu thereof, the Distributor or Trust shall provide such documentation (including an electronic version of the current prospectus) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Trust is amended) to have the prospectus for the Contracts and the prospectus for the Trust printed together in one document.

3.2.                            If applicable state or federal laws or regulations require that the Statement of Additional Information (“SAI”) for the Trust be distributed to all Contract owners, then the Trust and/or the Distributor shall provide the Company with copies of the Trust’s SAI in such quantities, with expenses to be borne in accordance with Schedule C hereof, as the Company may reasonably require to permit timely distribution thereof to Contract owners. The Distributor and/or the Trust shall also provide an SAI to any Contract owner or prospective owner who requests such SAI from the Trust.

3.3.                            The Trust and/or the Distributor shall provide the Company with copies of the Trust’s proxy materials, reports to shareholders and other communications to shareholders in such quantity, with expenses to be borne in accordance with Schedule C hereof, as the Company may reasonably require to permit timely distribution thereof to Contract owners.

3.4.                            It is understood and agreed that, except with respect to information regarding the Company provided in writing by that party, the Company shall not be responsible for the content of the prospectus or SAI for the Trust. It is also understood and agreed that, except with respect to information regarding the Trust, the Distributor, the Adviser or the Portfolios provided in writing by the Trust, the Distributor or the Adviser, neither the Trust, the Distributor nor Adviser are responsible for the content of the prospectus or SAI for the Contracts.

3.5.                            If and to the extent required by law the Company shall:

(a)                                 solicit voting instructions from Contract owners;

(b)                                 vote the Portfolio shares held in the Accounts in accordance with instructions received from Contract owners;

(c)                                  vote Portfolio shares held in the Accounts for which no instructions have been received in the same proportion as Portfolio shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners; and

(d)                                 vote Portfolio shares held in its general account or otherwise in the same proportion as Portfolio shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require such voting by the insurance company. The Company reserves the right to vote Trust shares in its own right, to the extent permitted by law.

3.6.                            The Company shall be responsible for assuring that each of its separate accounts holding shares of a Portfolio calculates voting privileges as directed by the Trust and agreed to by the Company and the Trust. The Trust agrees to promptly notify the Company of any changes of interpretations or amendments of the Mixed and Shared Trusting Exemptive Order.

3.7.                            The Trust will comply with all provisions of the 1940 Act requiring voting by shareholders. Further, the Trust will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

3.8.                            The Trust hereby notifies the Company that Prospectus disclosure may be appropriate regarding potential risks of offering shares of the Trust to Separate Accounts funding both variable annuity contracts and variable life insurance policies and to separate accounts funding Variable Contracts of unaffiliated life insurance companies.

ARTICLE IV. Sales Material and Information

4.1.                            The Company shall furnish, or shall cause to be furnished, to the Trust or its designee, a copy of each piece of sales literature or other promotional material that the Company develops or proposes to use and in which the Trust (or Portfolio thereof), the Adviser or the Distributor is named in connection with the Contracts, at least ten (10) business days prior to its use. No such material shall be used if the Trust objects to such use within five (5) business days after receipt of such material.

4.2.                            The Company shall not give any information or make any representations or statements on behalf of the Trust in connection with the sale of the Contracts other than the information or representations contained in the registration statement, including the prospectus or SAI for the Trust shares, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Trust, Distributor or Adviser, or provided by the Trust, Distributor or Adviser in connection with the preparation of registration statements for the Contracts, except with the permission of the Trust, Distributor or Adviser.

4.3.                            The Trust or the Distributor shall furnish, or shall cause to be furnished, to the Company, a copy of each piece of sales literature or other promotional material in which the Company and/or its Accounts are named prior to its use. No such material shall be used if the Company objects to such use within five (5) business days after receipt of such material.

4.4.                            The Trust and the Distributor shall not give any information or make any representations on behalf of the Company or concerning the Company, the Accounts, or the Contracts other than the information or representations contained in a registration statement, including the prospectus or SAI for the Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5.                            For purposes of Articles IV and VIII, the phrase “sales literature and other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media; e.g., on-line networks such as the Internet or other electronic media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and shareholder reports, and proxy materials (including solicitations for voting instructions) and any other material constituting sales literature or advertising under the FINRA rules, the 1933 Act or the 1940 Act.

4.6.                            At the request of any party to this Agreement, each other party will make available to the other party’s independent auditors and/or representatives of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested in connection with compliance and regulatory requirements related to this Agreement or any party’s obligations under this Agreement.

ARTICLE V. Fees and Expenses

5.1.                            The Trust and the Distributor shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Trust or the Distributor under this Agreement; provided, however, (a) the parties will bear their own expenses as reflected in Schedule C and other provisions of this Agreement, and (b) the parties may enter into other agreements relating to the Company’s investment in the Trust, including services agreements.

Each Party agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver, in a timely manner, combined or coordinated prospectuses or other materials of the Portfolio and the Accounts.

ARTICLE VI. Diversification and Qualification

6.1.                            The Trust and the Distributor represent and warrant that the Trust and each Portfolio thereof will at all times comply with Section 817(h) of the Code and Treasury Regulation §1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications or successor provisions to such Section or Regulations.

6.2.                            The Trust and the Distributor represent and warrant that shares of the Portfolios will be sold only to Participating Insurance Companies and their separate accounts and to Qualified Plans. No shares of any Portfolio of the Trust will be sold to the general public.

6.3.                            The Trust and the Distributor represent and warrant that prior to allowing a purchase of shares of the Trust, the status of each purchaser, including any insurance company separate account or Qualified Plan, is verified and documented and that such documentation is verified quarterly.

6.4.                            Within 10 business days of the end of each calendar quarter, the Trust and the Distributor will provide written certification, in a form agreed to by the parties, that the Trust and each Portfolio complies with the aforesaid Section 817(h) diversification requirements, and if not, identify each Portfolio that does not so comply.

6.5                               The Trust and the Distributor will notify the Company immediately upon having a reasonable basis for believing that the Trust or any Portfolio has ceased to comply with the aforesaid Section 817(h) diversification requirements or might not so comply in the future.

6.6.                            Without in any way limiting the effect of Sections 8.2 hereof and without in any way limiting or restricting any other remedies available to the Company, the Adviser or Distributor will pay all costs associated with or arising out of any failure, or any anticipated or reasonably foreseeable failure, of the Trust or any Portfolio to comply with Sections 6.1 or 6.2 hereof, including all costs associated with reasonable and appropriate corrections or responses to any such failure; such costs may include, but are not limited to, the costs involved in creating, organizing, and registering a new investment company as a Trusting medium for the Contracts and/or the costs of obtaining whatever regulatory authorizations are required to substitute shares of another investment company for those of the failed Portfolio (including, but not limited to, an order pursuant to Section 26(c) of the 1940 Act).

6.7.                            The Company agrees that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of the Company (or, to the Company’s knowledge, of any Contract owner) that any Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against the Trust, the Distributor or the Adviser as a result of such a failure or alleged failure:

(a)                                 The Company shall promptly notify the Trust and the Distributor of such assertion or potential claim;

(b)                                 The Company shall consult with the Trust and the Distributor as to how to minimize any liability that may arise as a result of such failure or alleged failure;

(c)                                  The Company shall use its best efforts to minimize any liability of the Trust, the Distributor and the Adviser resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent;

(d)                                 Any written materials to be submitted by the Company to the IRS, any Contract owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section 1.817-5(a)(2)) shall be provided by the Company to the Trust, the Distributor and the Adviser (together with any supporting information or analysis) contemporaneous with such submission;

(e)                                  The Company shall provide the Trust, the Distributor and the Adviser with such cooperation as the Trust, the Distributor and the Adviser shall reasonably request (including, without limitation, by permitting the Trust, the Distributor and the Adviser to review the relevant books and records of the Company) in order to facilitate the review by the Trust, the Distributor and the Adviser of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure;

(f)                                   The Company shall not with respect to any claim of the IRS or any Contract owner that would give rise to a claim against the Trust, the Distributor and the Adviser (i) compromise or settle any claim, (ii) accept any adjustment on audit, or (iii) forego any allowable administrative or judicial appeals, without the express written consent of the Trust, the Distributor and the Adviser, which shall not be unreasonably withheld; provided that, the Company shall not be required to appeal any adverse judicial decision unless the Trust, the Distributor, or the Adviser shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and further provided that the Trust, the Distributor and the Adviser shall bear the costs and expenses, including reasonable attorney’s fees, incurred by the Company in complying with this clause (f).

ARTICLE VII. Potential Conflicts and Compliance With Mixed and Shared Trusting Exemptive Order

7.1.                            The Board of Trustees of the Trust (the “Board”) will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Trust. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio is being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners or by contract owners of different Participating Insurance Companies; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of Contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

7.2.                            The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Mixed and Shared Trusting Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are to be disregarded. Such responsibilities shall be carried out by the Company with a view only to the interests of its Contract owners. Upon the written request of the Trust, the Company will also provide to the Board, not more frequently than annually, a written certification in a format to be determined by mutual agreement of the Trust and the Company, as to its best knowledge of any events that may result in a material irreconcilable conflict. The Company’s responsibilities under this Section 7.2 will be carried out with a view only to the interests of its Contractowners.

7.3.                            If it is determined by a majority of the Board, or a majority of its directors who are not interested persons of the Trust, the Distributor, the Adviser or any subadviser to any of the Portfolios (the “Independent Directors”), that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the Independent Directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account. The Company’s responsibility to take remedial action shall be carried out by the Company with a view only to the interests of Contract owners.

7.4.                            If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust’s election, to withdraw the Account’s investment in the Trust and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Directors. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented, and until the end of that six-month period the the Distributor and the Trust shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust, subject to the terms of the Trust’s then-current prospectus.

7.5.                            If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Account’s investment in the Trust and terminate this Agreement within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Directors. Until the end of the foregoing six-month period, the Trust shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust, subject to the terms of the Trust’s then-current prospectus.

7.6.                            For purposes of Sections 7.3 through 7.5 of this Agreement, a majority of the Independent Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Trust be required to establish a new investment medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new investment medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Trust and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Independent Directors.

7.7.                            If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared Trusting (as defined in the Mixed and Shared Trusting Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Trusting Exemptive Order, then (a) the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable: and (b) Sections 3.5, 3.6, 3.7, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII. Indemnification

8.1.                            Indemnification by the Company

(a)                                 The Company agrees to indemnify and hold harmless the Trust and the Distributor and each of their respective officers and directors or trustees and each person, if any, who controls the Trust or the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) or settlements are related to the sale or acquisition of the Trust’s shares or the Contracts and:

(i)                                     arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus or SAI covering the Contracts or contained in the sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Distributor or Trust for use in the registration statement or prospectus for the Contracts or in the Contracts or sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Trust shares; or

(ii)                                  arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature or other promotional material of the Trust not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Trust Shares; or

(iii)                               arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material of the Trust, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Trust by or on behalf of the Company; or

(iv)                              arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(v)                                 arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, including without limitation Section 2.13 and Section 6.6 hereof, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

(b)                                 The Company shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

(c)                                  The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Company has been prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)                                 The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Trust Shares or the Contracts or the operation of the Trust.

8.2.                            Indemnification By the Trust

(a)                                 The Trust agrees to indemnify and hold harmless the Company, the principal underwriter for the Company Contracts and each of their directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the operations of the Trust and:

(i)                                     arise out of any untrue statement of any material fact contained in the registration statement or prospectus or SAI covering the Contracts or contained in sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Trust;

(ii)                                  arise as a result of any failure by the Trust to provide the services and furnish the materials required to be provided or furnished by it under the terms of this Agreement (including a failure to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

(iii)                               arise out of or result from any material breach of any representation and/or warranty made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust; as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

(b)                                 The Trust shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities, or litigation to which an Indemnified Party would otherwise by subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement.

(c)                                  The Trust shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Trust of any such claim shall not relieve the Trust from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Trust has been prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, the Trust will be entitled to participate, at its own expense, in the defense thereof. The Trust also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the Trust to such party of the Trust’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Trust will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)                                 The Company and the Distributor agree promptly to notify the Trust of the commencement of any material litigation or proceedings against it or any of its respective officers or directors in connection with this Agreement, with respect to the operation of the Account, in connection with the issuance or sale of the Contracts or the sale or acquisition of shares of the Trust.

ARTICLE IX. Applicable Law

9.1.                            This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York, without regard to conflict of laws provisions.

9.2.                            This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Trusting Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X. Termination

10.1.                     This Agreement shall terminate:

(a)                                 at the option of any party, with or without cause, with respect to some or all Portfolios, upon sixty (60) days advance written notice delivered to the other parties; or

(b)                                 at the option of the Company by written notice to the other parties with respect to any Portfolio based upon the Company’s determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts; or

(c)                                  at the option of the Company by written notice to the other parties with respect to any Portfolio in the event any of the Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)                                 at the option of the Trust or the Distributor in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the insurance commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Trust shares, if, in each case, the Trust or Distributor, as the case may be, reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e)                                  at the option of the Company in the event that formal administrative proceedings are instituted against the Trust or the Distributor, the SEC, or any state securities or insurance department or any other regulatory body, if the Company reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Trust or the Distributor to perform their obligations under this Agreement; or

(f)                                   At the option of the Company by written notice to the Trust and the Distributor, in the event that any Portfolio (i) ceases to qualify, or the Company reasonably believes such Portfolio may fail to so qualify, as a Regulated Investment Company under Subchapter M or (ii) if the Company reasonably believes that the Portfolio will fail to meet the diversification requirements of Section 817(h) of the Code specified in Article VI hereof; or

(g)                                  at the option of any non-defaulting party hereto in the event of a material breach of this Agreement by any party hereto (the “defaulting party”) other than as described in Section 10.1(a)-(h); provided, that the non-defaulting party gives written notice thereof to the defaulting party, with copies of such notice to all other non-defaulting parties, and if such breach shall not have been remedied within thirty (30) days after such written notice is given, then the non-defaulting party giving such written notice may terminate this Agreement by giving thirty (30) days written notice of termination to the defaulting party; or

(h)                                 at any time upon written agreement of all parties to this Agreement.

10.2.                     Notice Requirement

No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice shall set forth the basis for the termination. Furthermore,

(a)                                 in the event any termination is based upon the provisions of Article VII, or the provisions of Section 10.1(a) of this Agreement, the prior written notice shall be given in advance of the effective date of termination as required by those provisions unless such notice period is shortened by mutual written agreement of the parties;

(b)                                 in the event any termination is based upon the provisions of Section 10.1(d) or 10.1(e) of this Agreement, the prior written notice shall be given at least sixty (60) days before the effective date of termination; and

(c)                                  in the event any termination is based upon the provisions of Section 10.1(b), 10.1(c), 10.1(f) or 10.1(g), the prior written notice shall be given in advance of the effective date of termination, which date shall be determined by the party sending the notice.

10.3.                     Effect of Termination

Notwithstanding any termination of this Agreement, other than as a result of a failure by either the Trust or the Company to meet Section 817(h) of the Code diversification requirements, the Trust and the Distributor shall, at the option of the Company, continue to make available additional shares of the Trust pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Trust, redeem investments in the Trust and/or invest in the Trust upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.3 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

10.4.                     Surviving Provisions

Notwithstanding any termination of this Agreement, each party’s obligations under Article VIII to indemnify other parties shall survive and not be affected by any termination of this Agreement. In addition, with respect to Existing Contracts, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement.

ARTICLE XI. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other parties.

If to the Company:

MONY Life Insurance Company

2801 Highway 280 South

Birmingham, AL 35223

Attn: President

With copies to

Senior Associate Counsel — Variable Insurance Products

Protective Life Corporation

2801 Highway 280 South

Birmingham, AL 35223

If to the Trust:

EQ Advisors Trust

1290 Avenue of the Americas

New York, NY 10104

Attention: Steven M. Joenk

If to the Distributor:

AXA Distributors, LLC

1290 Avenue of the Americas

New York, NY 10104

Attention: Nick Lane

ARTICLE XII. Miscellaneous

12.1.                     Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain.

12.2.                     The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.3.                     This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.4.                     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.5.                     Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

12.6.                     Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in a forum jointly selected by the relevant parties (but if applicable law requires some other forum, then such other forum) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

12.7.                     The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

12.8.                     This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that (i) each Distributor may assign this Agreement or any of its rights or obligations hereunder to any affiliate of or company under common control with that Distributor (but in such event that Distributor shall continue to be liable under Article VIII of this Agreement for any indemnification due to the Company, and the assignee shall also be liable), if such assignee is duly licensed and registered to perform the obligations of that Distributor under this Agreement, upon thirty (30) days advance written notice to the Company, and (ii) a transaction that does not result in a change of actual control or management of a party hereto shall not be deemed to be an assignment of this Agreement for purposes of this Section 12.8. Any assignment of this Agreement in violation of this Section 12.8 shall be void.

12.9.                     The Company agrees that the obligations assumed by the Trust and the Distributor pursuant to this Agreement shall be limited in any case to the Trust and the Distributor and their respective assets and the Company shall not seek satisfaction of any such obligation from the shareholders of the Trust, the Distributor, the Directors, officers, employees or agents of the Trust or Distributor, or any of them.

12.10.              The Trust and the Distributor agree that the obligations assumed by the Company pursuant to this Agreement shall be limited in any case to the Company and its assets and neither the Trust nor Distributor shall seek satisfaction of any such obligation from the shareholders of the Company, the directors, officers, employees or agents of the Company, or any of them.

12.11.              No provision of this Agreement may be deemed or construed to modify or supersede any contractual rights, duties, or indemnifications, as between the Trust and the Distributor.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

MONY LIFE INSURANCE COMPANY, ON BEHALF OF ITS SEPARATE ACCOUNTS

By its authorized officer,

By:	/s/ Wayne E. Stuenkel
Name: Wayne E. Stuenkel
Title: President

EQ ADVISORS TRUST

By its authorized officer,

By:	/s/ Steven M. Joenk
Name: Steven M. Joenk
Title: Chief Executive Officer, President and Chairman

AXA DISTRIBUTORS, LLC

By its authorized officer,

By:	/s/ Nick Lane
Name: Nick Lane
Title: Director, Chairman of the Board, President, Chief Executive Officer and Chief Retirement Savings Officer

SCHEDULE A

CONTRACTS

Separate Account	Contracts
Legacy “S”	All Contracts
Legacy “L”	All Contracts
Legacy “A”	All Contracts
MONY UGVL VUL	All Contracts
MONY UGVL SVUL	All Contracts
MONY UGVA VA	All Contracts
Keynote	All Contracts

SCHEDULE B

PORTFOLIOS

All Asset Growth — Alt 20 Portfolio

All Asset Moderate Growth — Alt 15 Portfolio

All Asset Aggressive — Alt 25 Portfolio

ATM International Portfolio

ATM Large Cap Portfolio

ATM Mid Cap Portfolio

ATM Small Cap Portfolio

AXA Aggressive Strategy Portfolio

AXA Balanced Strategy Portfolio

AXA Conservative Growth Strategy Portfolio

AXA Conservative Strategy Portfolio

AXA Growth Strategy Portfolio

AXA Moderate Growth Strategy Portfolio

AXA Tactical Manager 500 Portfolio

AXA Tactical Manager 2000 Portfolio

AXA Tactical Manager 400 Portfolio

AXA Tactical Manager International Portfolio

AXA Ultra Conservative Strategy Portfolio

EQ/AllianceBernstein Short-Term Bond Portfolio

EQ/AllianceBernstein Short Duration Government Bond Portfolio

EQ/AllianceBernstein Dynamic Wealth Strategies Portfolio

EQ/AllianceBernstein Small Cap Growth Portfolio

EQ/AXA Franklin Small Cap Value Core Portfolio

EQ/BlackRock Basic Value Equity Portfolio

EQ/Boston Advisors Equity Income Portfolio

EQ/Calvert Socially Responsible Portfolio

EQ/Capital Guardian Research Portfolio

EQ/Common Stock Index Portfolio

EQ/Core Bond Index EQ/Davis New York Venture Portfolio

EQ/Emerging Markets Equity PLUS Portfolio

EQ/Equity 500 Index Portfolio

EQ/Equity Growth PLUS Portfolio

EQ/Franklin Core Balanced Portfolio

EQ/Franklin Templeton Allocation Portfolio

EQ/GAMCO Mergers and Acquisitions Portfolio

EQ/GAMCO Small Company Value Portfolio

EQ/Global Bond PLUS Portfolio

EQ/Global Multi-Sector Equity Portfolio

EQ/High Yield Bond Portfolio

EQ/Intermediate Government Bond Index Portfolio

EQ/International Core PLUS Portfolio

EQ/International ETF Portfolio

EQ/International Equity Index Portfolio

EQ/International Value PLUS Portfolio

EQ/JPMorgan Value Opportunities Portfolio

EQ/Large Cap Core PLUS Portfolio

EQ/Large Cap Growth Index Portfolio

EQ/Large Cap Growth PLUS Portfolio

EQ/Large Cap Value Index Portfolio

EQ/Large Cap Value PLUS Portfolio

EQ/Lord Abbett Large Cap Core Portfolio

EQ/MFS International Growth Portfolio

EQ/Mid Cap Index Portfolio

EQ/Mid Cap Value PLUS Portfolio

EQ/Money Market Portfolio

EQ/Montag & Caldwell Growth Portfolio

EQ/Morgan Stanley Mid Cap Growth Portfolio

EQ/Mutual Large Cap Equity Portfolio

EQ/Natural Resources PLUS Portfolio

EQ/Oppenheimer Global Portfolio

EQ/PIMCO Global Real Return

EQ/PIMCO Ultra Short Bond Portfolio

EQ/Quality Bond PLUS Portfolio

EQ/Real Estate PLUS Portfolio

EQ/Small Company Index Portfolio

EQ/T. Rowe Price Growth Stock Portfolio

EQ/Templeton Global Equity Portfolio

EQ/UBS Growth and Income Portfolio

EQ/Van Kampen Comstock Portfolio

EQ/Wells Fargo Omega Growth Portfolio

EQ/Energy ETF Portfolio

EQ/Low Volatility Global ETF Portfolio

EQ/Palisade Convertible Bond Portfolio

AXA SmartBeta

All Asset Aggressive-Alt 50 Portfolio

All Asset Aggressive-Alt 75 Portfolio

SCHEDULE C

EXPENSES

The Trust and/or the Distributor, and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below. Costs shall be allocated to reflect the Trust’s share of the total costs determined according to the number of pages of the Trust’s respective portions of the documents.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Trust Prospectus	Printing of prospectuses	Company	Inforce - Trust Prospective - Company

	Distribution (including postage and/or the costs of e-delivery) to Inforce Clients	Company	Trust

	Distribution (including postage) to Prospective Clients	Company	Company

Mutual Trust Prospectus Update & Distribution	If Required by Trust, Distributor or Adviser	Trust, Distributor or Adviser	Trust, Distributor or Adviser

	If Required by Company	Company (Trust, Distributor or Adviser to provide Company with document in PDF format)	Company

Mutual Trust SAI	Printing	Trust, Distributor or Adviser	Trust, Distributor or Adviser

	Distribution (including postage)	Party who receives the request	Party who receives the request

Proxy Material for Mutual Trust	Printing of proxy required by Law	Trust, Distributor or Adviser	Trust, Distributor or Adviser

	Distribution (including labor) of proxy required by Law	Company	Trust, Distributor or Adviser

Mutual Trust Annual	Printing of reports	Trust, Distributor	Trust, Distributor or

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
& Semi-Annual Report		or Adviser	Adviser
	Distribution	Company	Trust, Distributor or Adviser

Other communication to New and Prospective clients	If Required by Law, the Trust, Distributor or Adviser	Company	Distributor or Adviser

	If Required by Company	Company	Company

Other communication to inforce	Distribution (including labor and printing) if required by the Trust, Distributor or Adviser	Company	Trust, Distributor or Adviser

	Distribution (including labor and printing) if required by Company	Company	Company

Operations of the Trust

All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of the Trust, and expenses paid or assumed by the Trust pursuant to any Rule 12b-1 plan

		Trust, Distributor or Adviser	Trust or Adviser

Operations of the Accounts	Federal registration of units of separate account (24f-2 fees)	Company	Company